UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  August 12, 2009

(Date of earliest event reported)

WPT ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50848	77-0639000
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5700 Wilshire Blvd., Suite 350, Los Angeles, California		90036
(Address of principal executive offices)		(Zip Code)

(323) 330-9900
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

WPT Enterprises, Inc. (the “Company) entered into two international sponsorship agreements with a non-U.S. online gaming company (“Sponsor”). Sponsor will be the exclusive online gaming partner and satellite provider for televised and non-televised World Poker Tour® events in Europe. The contract term is for two tour seasons over 27 months beginning in October 2009 and contains an option for a third tour season. Sponsor will also be a sponsor of WPT® Season Seven across more than 30 European territories.

Item 2.02 Results of Operations and Financial Condition.

On July 29, 2009, the Company issued a press release discussing second quarter 2009 financial results. A copy of the press release was furnished in a Current Report on Form 8-K that was filed with the Securities and Exchange Commission on July 29, 2009. The press release and Current Report disclosed the possibility that second quarter and first six months of 2009 earnings might need to be amended if a significant, in process, WPT Season Seven international sponsorship agreement was signed prior to the date when the financial statements were issued.

The WPT Season Seven international sponsorship agreement with Sponsor was signed on August 3, 2009 and the financial statements were issued on August 12, 2009. The inclusion of this additional revenue in the estimate of total WPT Season Seven revenues had the effect of decreasing cost of revenues by $247,000 for the three and six months ended June 28, 2009. Income tax expense was increased by $44,000 for the three and six months ended June 28, 2009 due to the cost of revenues adjustment.

The information in this Item 2.02 is being “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Securities Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in this Item 2.02 shall not be incorporated by reference into any registration statement or other documents pursuant to the Securities Act of 1933, as amended, or into any filing or other document pursuant to the Exchange Act except as otherwise expressly stated in any such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WPT Enterprises, Inc.

August 12, 2009	By:	/s/ Thomas Flahie
Name: Thomas Flahie
Title: Interim Chief Financial Officer